CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS SECOND QUARTER 2009 OPERATING RESULTS

New York, New York – August 5, 2009 – PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) reported income from continuing operations for the three months ended June 30, 2009 of approximately $11,000 on net sales of approximately $11.7 million.  For the comparable period in 2008, the Company reported a loss from continuing operations of approximately $725,000, on net sales of approximately $12.1 million.  The principal reasons for the improvement in 2009 income from continuing operations are reductions in general and administrative expenses of approximately $757,000, reduction of selling expenses of approximately $256,000, and a decrease in manufacturing overhead at Twincraft from 17.8 percent of net sales in the three months ended June 30, 2008 to 15.7 percent of sales in the three months ended June 30, 2009.

Net income was approximately $89,000 or approximately $0.01 per share on a fully-diluted basis for the second quarter of 2009, compared to a net loss of approximately $2.8 million or approximately $(0.26) for the comparable period in 2008.  Included in net income was income from discontinued operations for the three months ended June 30, 2009 of approximately $78,000, of which approximately $75,000 related to the reversal of an accrual for expenses related to the sale of the Langer-branded custom orthotics business which was no longer required.   In the three months ended June 30, 2008, the Company recorded a loss of approximately $2.1 million from discontinued operations which was primarily related to the loss realized on the sales of Regal Medical Supply, LLC and Bi-Op Laboratories, Inc., net of income tax benefit.

Consolidated gross profit from continuing operations for the second quarter of 2009 was approximately $3.6 million, or 30.8% of net sales, compared to approximately $3.8 million, or 31.9% of net sales, in the comparable period in 2008.  The primary reasons for the decrease in gross profit were lower net sales and lower absorption of manufacturing overhead at Silipos, which was partially offset by reductions in manufacturing overhead costs at our Twincraft subsidiary.

General and administrative expenses for the second quarter ended June 30, 2009, were approximately $1.7 million, or 14.3% of net sales, compared to approximately $2.4 million, or 20.2% of net sales, in the second quarter ended June 30, 2008.  The decrease of approximately $757,000 is primarily the result of approximately $405,000 in reductions of salaries, rents, and professional fees related to our efforts to reduce our corporate overhead structure.  In addition, the second quarter of 2008 included a bad debt expense of approximately $232,000 related to a Twincraft customer that filed for bankruptcy.  Amortization expense also decreased by approximately $81,000 in the quarter ended June 30, 2009 from the comparable period in 2008.

Gray Hudkins, President and Chief Executive Officer, commented, “We are pleased with our operating results, especially in light of the current economic environment.  Our past efforts to divest non-core and underperforming businesses, reduce our expense structure, and focus on our two subsidiaries, Twincraft and Silipos, are beginning to show positive results.  In this difficult economy, we believe are moving in the right direction.  For the three months ended June 30, 2009, we generated approximately $920,000 in cash flow from the operating activities of our continuing operations.  We believe our businesses remain stable and we plan to be opportunistic about growing the revenues at both Twincraft and Silipos.  In addition, we are continuing to see the effects of expense reductions efforts in our corporate functions, which began over a year ago, and we continue to actively seek cost reduction opportunities at each of our subsidiaries consistent with our goal of simplifying the Company and reducing expenses.”

Mr. Hudkins continued:  “On July 23, 2009, we changed our name from Langer, Inc., to PC Group, Inc., and the Company’s ticker changed from “GAIT” to “PCGR” effective with the commencement of trading on July 24, 2009.  The name PC Group, Inc. better reflects our personal care products and markets.  We believe that our new name will further strengthen our identity to our customers and the marketplace.”

As of June 30, 2009, working capital was approximately $11.8 million, compared to approximately $12.8 million at December 31, 2008, a decrease of approximately $1.0 million.  The decrease is primarily attributable to decreases in inventory at Twincraft of approximately $1.2 million during the six months ended June 30, 2009.

Cash and cash equivalents were approximately $4.3 million at June 30, 2009, as compared to cash and cash equivalents of approximately $4.0 million at December 31, 2008.  The Company generated cash of approximately $949,000 from its operations during the first six months of 2009 and generated an additional $354,000 from net proceeds from the sales of its subsidiaries during that period.  Approximately $513,000 was used to purchase property, plant, and equipment, and approximately $495,000 was used to purchase treasury stock in the six months ended June 30, 2009.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2009; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net sales	$11,734,101	$12,050,989	$20,799,024	$23,440,593
Cost of sales	8,121,603	8,203,095	15,033,300	16,315,939
Gross profit	3,612,498	3,847,894	5,765,724	7,124,654

General and administrative expenses	1,680,535	2,437,881	3,734,776	5,310,329
Selling expenses	1,074,882	1,331,006	2,251,200	2,689,693
Research and development expenses	204,267	247,160	439,172	516,955
Operating income (loss)	652,814	(168,153)	(659,424)	(1,392,323)

Other expense, net:
Interest income	12,713	5,869	21,417	15,761
Interest expense	(643,538)	(553,710)	(1,288,826)	(1,107,284)
Other	(11,001)	12,070	13,713	11,261
Other expense, net	(641,826)	(535,771)	(1,253,696)	(1,080,262)
Income (loss) from continuing operations before income taxes	10,988	(703,924)	(1,913,120)	(2,472,585)
Benefit from (provision for) income taxes	--	(21,067)	1,075,200	(29,067)
Income (loss) from continuing operations	10,988	(724,991)	(837,920)	(2,501,652)
Discontinued Operations:
Income (loss) from operations of discontinued subsidiaries (including gain (loss) on sales of subsidiaries of $77,550 and $1,674 in the three and six months ended June 30, 2009 and ($2,194,441) in the three and six months ended June 30, 2008)	77,550	(2,284,208)	1,674	(2,348,966)
Benefit from income taxes	--	212,037	--	201,855
Income (loss) from discontinued operations	77,550	(2,072,171)	1,674	(2,147,111)
Net income (loss)	$88,538	$(2,797,162)	$(836,246)	$(4,648,763)

Net income (loss) per common share:
Basic and diluted
Income (loss) from continuing operations	$--	$(0.07)	$(0.10)	$(0.23)
Income (loss) from discontinued operations	0.01	(0.19)	--	(0.20)
Basic and diluted income (loss) per share	$0.01	$(0.26)	$(0.10)	$(0.43)
Weighted average number of common shares used in computation of net income (loss) per share:
Basic	7,838,260	10,801,580	8,246,598	10,968,294
Diluted	7,898,260	10,801,580	8,246,598	10,968,294